SHAREHOLDER SERVICING PLAN

This plan constitutes the Shareholder Servicing Plan (the "Plan") for the Williamsburg Investment Trust (the "Trust"). The Plan relates solely to the series of the Trust (the “Funds”) identified on Schedule A attached hereto, as may be amended from time to time.

WHEREAS, it is desirable to provide the Funds flexibility in meeting the investment and shareholder servicing needs of its investors; and

WHEREAS, the Trust desires to adopt a Shareholder Servicing Plan with respect to each Fund; and

WHEREAS, the Trust intends to enter into Plan agreements ("Shareholder Services Agreements") with certain financial institutions, broker-dealers, and other financial intermediaries ("Authorized Service Providers") pursuant to which the Authorized Service Providers will provide certain administrative shareholder support services to the beneficial owners of the Funds’ shares and/or account maintenance services;

NOW THEREFORE, the parties agree as follows:

1.	Implementation. Any officer of the Trust is authorized to execute and deliver, in the name of the Trust and on behalf of the Funds, written Shareholder Services Agreements with Authorized Service Providers that are record owners of Fund shares or that have a servicing relationship with the beneficial owners of shares of one or more Funds. A form of Shareholder Services Agreement is attached hereto as Schedule B.

2.	Services. Pursuant to the Shareholder Services Agreement, the Authorized Service Provider shall provide to those customers who own Fund shares administrative shareholder support services and/or account maintenance services (together, “Shareholder Services”), not primarily intended to result in the sale of shares of the Fund, as set forth therein and as described in the Trust's applicable prospectus. Shareholder services include, but are not limited to: (i) answering customer inquiries of a general nature regarding the Fund(s); (ii) crediting distributions from the Funds to customer accounts; (iii) arranging for bank wire transfer of funds to or from a customer's account; (iv) responding to customer inquiries and requests regarding Statements of Additional Information, annual and semi-annual shareholder reports, notices, proxies and proxy statements, and other Fund documents; (v) forwarding prospectuses, Statements of Additional Information, tax notices and annual and semi-annual shareholder reports to beneficial owners of Fund shares; (vi) assisting a Fund in establishing and maintaining shareholder accounts and records; (vii) assisting customers in changing account options, account designations and account addresses; and (viii) providing such other shareholder services as the Trust may reasonably request to the extent the Authorized Service Provider is permitted to do so under applicable statutes, rules, or regulations.

3.	Compensation. In consideration for the provision of Shareholder Services, the Authorized Service Providers will be entitled to receive a fee, computed daily and paid periodically in the manner set
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forth in the respective Shareholder Services Agreements, at an annual rate of up to twenty-five basis points (0.25%) of the average daily net assets of the Fund shares attributable to or held in the name of the Authorized Service Provider. All expenses incurred by the Trust or a Fund in respect of this Plan shall be borne by the holders of the respective Fund's shares.

4.	Effective Date and Termination. This Plan will be effective with regard to the shares of a Fund only after approval by a vote of a majority of the Board of Trustees of the Trust, including a majority of trustees who are not "interested persons" of the Trust (“Independent Trustees’), as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, and the commencement of the public offering of the shares of the Fund. The Plan may be terminated with respect to the shares of a Fund at any time by vote of a majority of the Independent Trustees.

5.	Amendment. The Plan may be amended at any time by the Board of Trustees with respect to any Fund, provided that all material amendments to the Plan shall be approved by the Trust's Trustees in the manner provided in Section 4 above with respect to the initial approval of the Plan.

6.	Reporting. While this Plan is in effect, the Board of Trustees shall be provided with a quarterly written report of the amounts expended pursuant to this Plan or Shareholder Services Agreement and the purposes for which the expenditures were made.
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Schedule A to the

Shareholder Servicing Plan

Name of Fund

The Jamestown Equity Fund

The Government Street Equity Fund

The Government Street Opportunities Fund

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Schedule B

to the

Shareholder Servicing Plan

SHAREHOLDER SERVICES AGREEMENT

This Shareholder Services Agreement (the "Agreement") is made as of , 202[_], by and between the Williamsburg Investment Trust (the “Trust”), a Massachusetts business trust registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of those series of the Trust listed on Exhibit B attached hereto (each a “Fund” and collectively, the “Funds”) and [ ] (the "Authorized Service Provider") solely for the purpose of providing administrative shareholder services and/or account maintenance services (together, “shareholder services”), as provided below:

1.	Services. The Authorized Service Provider shall provide those administrative shareholder services and/or account maintenance services listed on Exhibit A attached hereto, to those individuals or entities with whom the Authorized Service Provider has a servicing and/or other relationship and who may from time to time directly or beneficially own shares of a Fund. Exhibit A may be amended from time to time by mutual agreement of the parties.

2.	Compensation.

(a)	The fee to be paid with respect to each Fund will be computed and paid periodically at an annual rate not to exceed 0.25% of the average daily net asset value of the shares of the Fund for which services are rendered, provided that such shares are beneficially owned of record at the close of business on the last business day of the payment period by shareholders with whom the Authorized Service Provider has a servicing relationship as indicated by the records maintained by the Trust or its transfer agent (the "Subject Shares").

(b)	The Trust shall pay the Authorized Service Provider the total of the fees calculated for a Fund for any period with respect to which such calculations are made within 45 days after the close of such period.

3.	Records and Reporting. The Authorized Service Provider shall furnish the Trust with such information as shall reasonably be requested by the Trust with respect to the fees paid to, and services provided by, the Authorized Service Provider pursuant to this Agreement.

4.	Limitations.

(a)	The parties acknowledge and agree that the services discussed in Section 1 above and listed in Exhibit A attached hereto are not primarily intended to result in the sale of shares of the Funds and are not the services of an underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act.
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(b)	Neither the Authorized Service Provider nor any of its employees or agents are authorized to make any representation concerning shares of the Funds except those contained in the then current Prospectus or Statement of Additional Information for the Funds, and the Authorized Service Provider shall have no authority to act as agent for the Funds outside the parameters of this Agreement.

5.	Termination. This Agreement may be terminated by either party at any time without payment of any penalty upon sixty (60) days' written notice.

6.	Amendments. This Agreement and any Exhibit hereto may not be revised except by mutual written agreement between the parties. This Agreement may be revised only after 60 days' written notice or upon such shorter notice as the parties may mutually agree.

7.	Notices. All communications to a Fund should be sent to:

Williamsburg Investment Trust

c/o Ultimus Fund Solutions

225 Pictoria Drive, Suite 450

Cincinnati, OH  45246

Attn:  Distribution Services

DistributionServices@ultimusfundsolutions.com

P: 513.587.3400

Any notice to the Authorized Service Provider shall be sent to:

[Authorized Service Provider]

__________________________

___________________________________

___________________________________

Attn: ______________________

All communications and any notices required hereunder shall be deemed to be duly given if mailed, emailed, or faxed to the respective party at the mailing address, email address or fax number, respectively, for such party specified above.

8.	Confidentiality. The parties to this Agreement mutually acknowledge that each Fund maintains and is subject to a Privacy Policy that restricts the disclosure of certain types of non-public information regarding the customers of each Fund and the parties agree to be bound by the restrictions imposed by such Privacy Policy.

9.	Indemnification.

(a)	The Trust agrees to indemnify and hold the Authorized Service Provider and each current or former partner, officer, director, employee or agent of the Authorized Service Provider harmless against any losses, claims, damages, liabilities or expenses (including attorney's fees) to which any of them may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect
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thereof arise out of or are based upon any material breach by the Trust of any provision of this Agreement or the Trust's negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

(b)	The Authorized Service Provider agrees to indemnify and hold the Trust and each current or former partner, officer, trustee, director, employee or agent of the Trust harmless against any losses, claims, damages, liabilities or expenses (including attorney's fees) to which any of them may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Authorized Service Provider of any provision of this Agreement or the Authorized Service Provider's negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

10.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Massachusetts.

11.	Limitation of Liability. The names "Williamsburg Investment Trust" and "Trustees of the Williamsburg Investment Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust to which reference is hereby made and a copy of which is on file at the office of the Massachusetts Secretary of the Commonwealth and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the "Williamsburg Investment Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with shares of the Trust must look solely to the assets of the Trust for the enforcement of any claims against the Trust.

12.	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

13.	Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.	Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.
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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the day of , 202[_].

WILLIAMSBURG INVESTMENT TRUST, on behalf of those funds listed on Exhibit B	[AUTHORIZED SERVICE PROVIDER]
By: __________________________	By: __________________________
Name: _______________________	Name: _______________________
Title: ________________________	Title: ________________________
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EXHIBIT A

OF SHAREHOLDER SERVICES AGREEMENT

The types of shareholder services which may be compensated pursuant to the Agreement include, but are not necessarily limited to, the following:

1.	Answering customer inquiries of a general nature regarding the Fund(s);

2.	Responding to customer inquiries and requests regarding statements of additional information, annual and semi-annual shareholder reports, notices, proxies and proxy statements, and other Fund documents;

3.	Forwarding prospectuses, statements of additional information, tax notices and annual and semi-annual shareholder reports to beneficial owners of the Fund’s shares;

4.	Assisting a Fund in establishing and maintaining shareholder accounts and records;

5.	Assisting customers in changing account options, account designations and account addresses;

6.	Sub-accounting for shares of Fund transactions at the shareholder level;

7.	Crediting distributions from the Fund(s) to customer accounts;

8.	Determining amounts to be reinvested in a Fund; and

9.	Providing such other shareholder services as the Trust may reasonably request to the extent the Authorized Service Provider is permitted to do so under applicable statutes, rules and regulations.
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EXHIBIT B

OF SHAREHOLDER SERVICES AGREEMENT

Name of Fund

The Jamestown Equity Fund

The Government Street Equity Fund

The Government Street Opportunities Fund